Exhibit 99.1

AMERCO Announces Common Stock Repurchase Program Increase
March 9, 2007

AMERCO (Nasdaq: UHAL), the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Republic Western Insurance Company and Amerco Real Estate Company, announced today that its Board of Directors has authorized an increase in the Company’s common stock repurchase program to a total aggregate amount, net of brokerage commissions, of $115 million (which amount is inclusive of the $50 million common stock repurchase program approved by the Board of Directors in 2006). As with the original program, the Company may repurchase stock from time to time on the open market until October 31, 2007.

The extent to which the Company repurchases its shares and the timing of such purchases will depend upon market conditions and other corporate considerations. The purchases will be funded from available working capital.

AMERCO is the parent company of AMERCO Real Estate Company, Republic Western Insurance Company, Oxford Life Insurance Company and U-Haul International, Inc., North America’s most preferred do-it-yourself moving and storage operator. With a network of over 15,400 locations in all 50 United States and 10 Canadian provinces, the Company is chosen first by consumers. U-Haul has the largest consumer truck-rental fleet in the world, with over 93,000 trucks, 80,675 trailers and 33,500 towing devices.

U-Haul also has been a leader in the storage industry since 1974, with more than 380,000 rooms and more than 33.5 million square feet of storage space at more than 1,050 owned-and-managed facilities throughout North America.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-Q for the quarter ended December 31, 2006, which is on file with the SEC.

Contact:

Jennifer Flachman

AMERCO Investor Relations

(602) 263-6601

flachman@amerco.com